Exhibit 99.7

CONSENT OF MARK SHAPIRO

In connection with the filing by New Whale Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for New Whale Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 10, 2023

Mark Shapiro
/s/ Mark Shapiro
Signature